Exhibit 10.11

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

SHELTER LABOR SERVICES AGREEMENT

This Agreement is made and entered into this 27th day of December, 2000, by and between Industrial Vallera de Mexicali, S.A. de C.V., a Mexican Corporation (IVEMSA) and MASIMO CORPORATION (MASIMO) a Delaware Corporation, which will be in force once at least five employees had been hired, and which is executed in accordance with the following:

Recitals

First.	That Industrial Vallera de Mexicali, S.A. de C.V. is a mercantile corporation duly incorporated under Mexican laws, and that its business purpose is to offer administrative, accounting, customs and traffic, and human resources services to foreign companies that want to have a maquiladora process in this city of Mexicali, B.C

Second.	That Mr. Sergio Tagliapietra N., has enough faculties to act and enter this shelter agreement on behalf of IVEMSA.

Third.	MASIMO states that it is an American Corporation duly incorporated under the laws of the State of Delaware, in the United States of America, and that Mr. Gary L. Waite is empowered to act as legal representative of such corporation.

Fourth.	MASIMO declares that it desires to contract the services offered by IVEMSA, according to the following

CLAUSES

I.	SCOPE OF AGREEMENT. Pursuant to this Agreement, IVEMSA agrees to render the administrative services for the Maquila operation to MASIMO or to those third parties that MASIMO may indicate, under the terms of this agreement. Therefore, MASIMO will operate under the IVEMSA quality system until notified to operate under MASIMO quality system, according to this agreement. IVEMSA will be responsible for the following functions: general management and administration of Maquiladora operations including personnel recruiting, employee relations, import/export. supervision and documentation, general accounting and all payroll services. In addition, IVEMSA will serve as project manager in planning and executing the transfer of the new company into Mexico, including the coordination of building improvements as required by MASIMO for the manufacturing site that has been previously selected and approved, according to the layout and building improvements list herein attached as exhibit “A.”

MASIMO will be responsible not only for any and all payment herein established, but also for the direct supervision of personnel within the facility, supervision and guard of raw material, equipment and operational control.

II.	LABOR PROVISIONS. IVEMSA shall make its best effort to supply MASIMO with all personnel needed, to be hired under the following provisions:

a.	Upon each written request by MASIMO, IVEMSA shall employ and make available to MASIMO the requested number of personnel, who meet the basic qualifications.

b.	Basic qualifications as established in every job description, for assembly line personnel will be supplied to IVEMSA at the time of this Agreement.

c.	IVEMSA will screen and hire all prospective employees for assembly operations, according to the number or employees determined by MASIMO. In relation to Administrative and Director Positions MASIMO will decide not only the number of employees, but also the background they shall meet, and MASIMO will have the final hiring decision.

d.	Any salaried or Management personnel requested by MASIMO and supplied by IVEMSA will be at a mutually agreed daily salary rate. Such personnel will be billed for on a weekly basis.

e.	The agreed daily salary rates shall include all fringe costs such as taxes, insurance, and other normal employee costs for this type of personnel.

f.	As used in this contract, the term “fringe” shall mean those benefits required under Mexican law or benefits required to maintain a stable work force, as determined by MASIMO. (Exhibit “C” articles from the Mexican Federal Labor Law GLW 27 Dec 00)

g.	IVEMSA shall prepare. each individual labor proposal for indirect labor in order to prepare the corresponding agreement for each employee. The Labor Proposal shall be previously approved by MASIMO, even though IVEMSA appears as and is the employer, and which shall contain a confidentiality clause.

h.	IVEMSA agrees to terminate any employee upon the written request of MASIMO, and MASIMO hereby assumes responsibility regarding severance pay as pass through expense

i.	The labor billings and fringes will be invoiced weekly on a pass through basis based on hours paid, and shall be billed in U.S. Dollars at the exchange rate prevailing at the time of payment, for the sale of dollars in the Mexican Banking Institution instructed by IVEMSA.

j.	The administrative service charge as quoted hereunder will be invoiced weekly using the listed Hourly Rate Schedule.

III.	HOURLY RATE SCHEDULE. The administrative service charge will be invoiced weekly as follows:

[…***…]

For the above purposes the following policies shall be observed:

1.	IVEMSA agrees to maintain, at all times, complete accounting, administrative, payroll, tax and book-keeping records pertaining to such personnel.

2.	Wages and salaries, authorized overtime, taxes, profit sharing, special bonuses, rate premiums and fringe benefits approved by MASIMO for the personnel assigned to its operation will be billed as a “pass through”, including severance or termination payments for employees terminated by IVEMSA during such period due to instructions from MASIMO.

3.	Efficiency/productivity programs and bonuses may be implemented at MASIMO requests. The cost of such programs and bonuses will be treated as a “pass through” expense.

4.	Authorized overtime hours will be billed as a pass through.

5.	For second shift operations, IVEMSA will bill MASIMO and pay employees for forty-eight (48) hours per week, while, pursuant to the labor laws of Mexico, the employees will only work forty-five (45) hours per week. The same obligation will be observed for the third shift, even though the employees will work only 42 hours, as provided by Mexican Labor Law.

* Confidential Treatment Requested

6.	The above rates are binding for the first 36 months of the term of this Agreement, as said term is set forth hereunder. Such rates will be adjusted every year in accordance with any changes in the minimum or professional wages, as well as any inflationary change that may affect he operations of IVEMSA. No employees of IVEMSA shall be deemed employees of MASIMO under Mexican law. All personnel policies of IVEMSA, with respect to any changes to those policies must be approved by MASIMO in advance of implementation to insure production programs and/or quality of product are not degraded. Delays due to lack of prompt authorization will not be attributable to IVEMSA.IVEMSA shall immediately notify MASIMO of any labor disputes between IVEMSA and its workers and/or the union or coalition which represents them in the event that such disputes or disagreements may result in IVEMSA’s receiving a strike notice or in having raw materials or equipment in IVEMSA’s possession property of MASIMO which may be subjected to liens or attachments of any nature.

7.	MASIMO responsibilities for labor claims or lawsuits and due to MASIMO direct supervision of personnel shall include the payment of obligations derived from Mexican Federal Labor Law, Infonavit Income Tax and Federal Payroll Tax Laws. Attending Conciliatory will be IVEMSA’s responsibility.

8.	IVEMSA will be responsible for any liability arising from the failure to act as per item III above or by negligence from any of IVEMSA’s administrative personnel (including central services: Overall General Management, Accounting, Human Resources, Customs and Traffic and Project Management personnel only).

IV.	IVEMSA RESPONSIBILITIES. The hourly rate schedule includes the following services that are provided by IVEMSA:

A.	OVERALL GENERAL MANAGEMENT

•	Active non - monetary participation on MASIMO’s behalf within the National Maquiladora Association.

•	Active non - monetary participation on MASIMO’s behalf within the local Maquiladora Association.

•	Active non - monetary participation on MASIMO’s behalf within the Chamber of Industry.

•	Customs interface when it is needed.

•	Maintain a close relationship with government officials, etc.

•	Supervision of the Accounting, Human Resource, Customs and Traffic and Project departments.

B.	ACCOUNTING DEPARTMENT

•	Submit monthly declarations of: State & Federal Taxes (Income Tax, Value Added Tax, Assets Tax, the corresponding contributions to the National Fund for the Workers Housing, to the Retirement Savings System, to the Mexican Institute of Social Security, etc.)

•	Submit monthly reports to the Federal and State government agencies.

•	Submit monthly adjustments to the Mexican Institute of Social Security.

•	Weekly payroll and Work Order Reports.

•	Review and authorize purchase orders.

•	Review local suppliers.

•	Pay suppliers, taxes and others.

•	Invoicing.

C.	CUSTOMS AND TRAFFIC DEPARTMENT

•	Analysis of customs documentation

•	Import permits, balances, reports, etc.

•	Preparation of invoices for raw material, machinery and equipment.

•	Raw materials inventory and control. Once IVEMSA receives the raw material, IVEMSA shall advice MASIMO about the quantities of kits received, within the following five working days, in order to MASIMO be able to know if there were losses.

•	Control balances on import permits.

•	Follow up of shipments through customs.

•	Preparation of invoices for finished product, and scrap returns.

•	Coordination with U.S. and Mexican Customs Brokers.

•	Supervision of loading and unloading of goods.

•	According to your needs, we can negotiate and contract transportation for your merchandise, obtaining the best price and service.

•	Expand the Maquiladora program when assembling new products, including machinery and raw materials permits.

•	Provide information to the accounting department for the preparation of the SECOFI/INEGI questionnaire, whenever they are needed.

D.	HUMAN RESOURCES

•	Recruitment, interviews and selection of personnel (candidate’s analysis, reference verification, general facts).

•	Develop files for each employee with the proper documentation, individual labor agreement, IMSS registration number, etc.

•	Induction of new personnel.

•	Seniority acknowledgement letter, rights and obligations within the Labor Board.

•	Development of policies and procedures manual (vacations, Christmas bonus, uniforms, safety equipment, work hours, breaks, etc.)

•	Direct communication with personnel and management to detect problems or concerns regarding salary, promotions with supervisor, leaders, etc.)

•	Social security: registration, interface employee/ company/ social security, modifications (salary, status, etc)

•	Weekly personnel report: turnover, absenteeism, personnel increase or decrease, promotions, personnel requirements, individual control.

•	Social and sport activities according to calendar: Rosca de Reyes, candies, barbecues, volley-ball and basquet-ball tournaments, children’s day, mother’s day, Halloween, Christmas party.

•	Hygiene and. Safety: Integration of the Hygiene and Safety Commission, Safety or Hygiene courses from IMSS, company audits, the use of fire extinguishers, fire drills, monthly reports to the Labor Board, enforce of the Hygiene and Safety requirements. IVEMSA is liable to have established a pest control at the facility, which should be in force at least once monthly.

•	Monthly meetings: support general management preparing the different topics to be discussed, educational talks.

•	Filing for and attaining Mexican Immigration work permits (Any fees required are MASIMO responsibility).

•	Attend any conciliatory action exercised by a worker.

E.	PROJECT DEVOLPEMENT SUPERVISION

•	At the initial stage, interface between MASIMO and the IVEMSA group

•	Site selection assistance

•	Building improvements coordination

•	Coordination with the different departments (accounting, human resources and customs and traffic) to have the proper documentation and permits to begin operations.

•	Assistance in filing for the Functioning License with the Baja California State Ecology Department (any fees required are MASIMO responsibility).

•	Assistance in acquiring any information required for the development of the project.

F.	CAPITAL EQUIPMENT. While in IVEMSA’s possession, IVEMSA will maintain an accurate control log of all of MASIMO’s capital equipment and assets which will contain, but not be limited to:

1.	Description of asset

2.	Serial numbers

3.	Model numbers and manufacturer.

4.	Value, if available.

MASIMO agrees to provide IVEMSA with a list of all assets in order to facilitate this record keeping. A Bailment Agreement reflecting title and other pertinent information will be attached to this ocuments as Exhibit “B”

MASIMO will have the obligation to pay for maintenance of the assets and equipment used in the services contracted hereunder.

V.	MANUFACTURING FACILITY TO BE PROVIDED BY IVEMSA. IVEMSA agrees to provide MASIMO, with a manufacturing facility under this agreement, and if the facility meets the following criteria, such facility will be guaranteed by MASIMO as may be provided for in the Lease Agreement and hereunder. Delays in starting operation due to lack of approval or guaranty for facility by MASIMO will not be a responsibility to IVEMSA.

A.	The plant space shall be located in Mexicali, Baja California, Mexico or any other site mutually agreed upon by IVEMSA and MASIMO.

B.	The building will be inspected and pre-approved by MASIMO before any final purchase or lease contracts are signed.

C.	All MASIMO required improvements to the building will be made at MASIMO’s expense. All such improvements will be pre-approved in writing by MASIMO.

D.	IVEMSA agrees to make its best effort to expedite the start up of the plant in the most timely manner possible, further, MASIMO will exert its best efforts whenever its approval is required.

E.	Rental payment will be the obligation of MASIMO or as may otherwise be agreed in this agreement, but at all times guaranteed by MASIMO.

F.	In the event IVEMSA does not want to be responsible for the lease agreement any more, a subrogation may take place, in which MASIMO will take the place of IVEMSA, appearing as Lessee. This situation shall be expressly allowed in the lease agreement.

VI.	MASIMO’S RESPONSIBILITIES.

A.	MASIMIO will be responsible for the following:

1.	All components, materials, supplies, tools, fixtures, workbenches, machines and data processing equipment necessary to produce MASIMO products.

2.	All required office equipment, supplies and costs for on site MASIMO’s and IVEMSA personnel.

3.	All required “product specific” safety supplies.

4.	All required material handling equipment and packaging including pallets, containers and bags.

5.	Insurance on building, equipment, transportation and materials provided, leased or guaranteed by MASIMO. The building insurance will not be in force whenever an act of nature or God takes place. The insurance on building refers in this paragraph shall only cover any damage arisen from the nature of the manufacturing activities and/or any material, chemical or product used.

6.	Capital equipment maintenance.

7.	Facility maintenance per the attached lease agreement.

8.	Execution of Lease Agreement and/or guaranties therefore.

B.	MASIMO will be responsible for payment of:

1.	Any expenses incurred due to performance, on its own risk and expense, of any improvements needed to carry on in its operation.

2.	Expenses for moving equipment.

3.	Legal fees to incorporate the new company in Mexico, if MASIMO exercises its option to operate independently of IVEMSA.

4.	Costs for U.S. duties on labor, materials and equipment during the term of this Agreement and extensions therefore, including final exportation due to termination of Agreement, shall be MASIMO’s responsibility. MASIMO will be the importer or record at U.S. Customs.

5.	Facility and U.S. warehouse rent.

6.	Expenses for electrical hookup and usage.

7.	Expenses for telephone hookup and usage.

8.	Expenses for water hookup and usage.

9.	Purified drinking water, janitorial supplies, toilet supplies.

10.	Hazardous waste disposal.

11.	Miscellaneous: Trash collection, medical services (as established by the Mexican Labor Law and the Social Security Law), security services.

12.	Any and all sums that are applicable under the terms of clause II, concerning labor liabilities.

13.	U.S. and Mexican Custom’s Brokers Fees.

14.	U.S. and Mexican duties, taxes and bonds.

15.	Freight to and from Mexicali, Baja California.

16.	Government licenses.

VII.	PASS THROUGH COSTS. Pass Through Costs are any and all costs and expenses related to operation activities, labor payments and raw material, equipment and machinery guarding. All pass through expenses stipulated hereunder, that are paid by IVEMSA in Mexican Pesos will be billed to MASIMO in U.S. Dollars, currency of the United States of America, at the exchange rate in force at the billing date for the sale of dollars , in the Mexican Banking Institution with which IVEMSA operates regularly.

All pass-through expenses to be billed and paid by MASIMO mustbe regularly scheduled and set forth in a budget approved by MASIMO.

It is expressly understood and so agreed by MASIMO that upon signature of this Agreement, and prior to the initiation of services independently of the obligation set forth in the following clause, MASIMO will deposit the amount indicated by IVEMSA which represents the initial amount to be disbursed by MASIMO for payroll. Such sum will be adjusted once the actual invoice for services corresponding to such period is produced and sent to MASIMO in a monthly basis.

VIII.	INVOICING. Invoices for labor, indirect personnel, administrative fees and all other expenses to be paid by MASIMO shall be submitted by IVEMSA to MASIMO in accordance with the normal billing practices and invoiced by IVEMSA on a weekly basis to MASIMO to the Accounts Payable Department. Invoices shall be supported by documentation satisfactory to MASIMO and shall be approved by a MASIMO representative prior to payment.

MASIMO shall pay all invoices to an account designated in writing by IVEMSA. In the event of a dispute with respect to the charges submitted in an invoice, the undisputed portion of the invoice shall be paid by MASIMO within the terms specified herein, and payments of the disputed portion will be withheld pending resolution of such dispute. IVEMSA shall maintain accounts and complete records of all hours of direct labor employees engaged in the manufacturing for which payment under this agreement is to be computed on the basis of actual time paid, and charges of any kind payable by MASIMO under this agreement. Such records shall be maintained in accordance with recognized commercial accounting practices as to provide prompt and reasonable accounting information to MASIMO agreed hereunder. MASIMO has the right to audit records specific to MASIMO such as, but not limited to, payroll and time keeping records.

IX.	OTHER TERMS OF PROPOSAL.

A.	MASIMO will provide full assistance in the training of quality assurance, manufacturing and assembly personnel as well as providing clear and specific quality - control requirements and timely feedback on workmanship quality.

B.	Any termination of seniority benefits required by Mexican law and owed to employees due to a special work force reduction requested by MASIMO will be paid by IVEMSA and billed to MASIMO at cost. IVEMSA will negotiate the lowest benefits payment possible and will provide MASIMO the opportunity to participate in such negotiations directly or through MASIMO appointed agent. MASIMO shall create a special fund for severance payments as stated, to be adjusted annually, the base for the severance includes the following:

a)	Three months severance pay, (for unjustified layoffs according to Mexican Labor Law)

b)	One day for every month of work completed,

c)	Vacation and Christmas bonus time due,

d)	If the layoffs are without justified cause according to article 47 of Mexican Labor Law, twenty days wages per year of seniority will be due.

The obligation to create a fund will be executed and complied with by means of an additional sum in an amount equal to ten percent of the weekly payroll that will be added to the invoice or billed separately as may be applicable under Mexican Tax Laws. The 10% as mentioned above will be paid until such time that it represents full payment of termination pay and benefits to all workers then hired, and shall continue to be updated if such becomes necessary due to increase in hand labor. Such obligation may be substituted by means of a bond sufficient to pay for termination of up to 70 (seventy) employees. Once such number of personnel is reached, MASIMO will substitute or increase the value of the bond to cover any additional number of workers hired or contemplated to be hired within a period of six months. Such bond shall be placed in favor of IVEMSA through a legal Mexican Institution authorized to issue such bonds.

Any amount integrated in the fund referred in this clause, shall be MASIMO’s property, even though the fund will be managed by IVEMSA. This fund shall be created through an account in a Bank Institution designated by IVEMSA, and any interest this account may earned, shall be on benefit of MASIMO.

MASIMO shall deliver to IVEMSA prior to the initiation of services, evidence of any and all bonds, insurance or other documents to assure IVEMSA that all obligations have been complied with, within a period of thirty days as of the date of signature of this agreement, or immediately after following request by IVEMSA. not to exceed seven calendar days.

C.	Terms of payments of Administrative services billing is net seven days. Invoices can be telefaxed to MASIMO weekly to commence payment processing to the following fax number: (001) (949) 250-9686. Hard originals will follow by mail.

A deposit will be required in order to expedite the pre – operation expenses payments, and a wire transfer will be required for the payment of pass - through expenses. Both the deposit and the wire transfer shall be made by MASIMO within ten (10) days following the enter of this agreement, at the bank institution called Wells Fargo Bank branch number 0275 addressed at 250 Fourth St. Calexico, CA. 92231, account number 219476272 and ABA number 121000248 at the name of Industrial Vallera de Mexicali, S.A. de C.V.

MASIMO will send a written notification when a deposit would be made to this account, and IVEMSA will return to MASIMO either an invoice or Memo as proof of the receipt of the monies.

D.	All U.S. Customs tariffs and Mexican duties and any similar payments to the government of the United States or Mexico under this Agreement shall be paid by MASIMO.

E.	IVEMSA shall be responsible for obtaining all necessary city, state or federal Mexican importation and exportation permits needed to import and export equipment, production tools, raw materials and components into Mexico. IVEMSA agrees to assist MASIMO in gathering the proper information and documentation necessary for all permits. MASIMO agrees to supply to the best of its ability, all information required for such permits.

X.	COMMUNICATIONS. Both MASIMO and IVEMSA agree that clear communication lines between them are vital to this agreement. Accordingly, the following provisions are agreed upon:

A.	All changes in this agreement or other subsequent agreements will be in writing and signed by the parties to this agreement at the time of such change or subsequent agreement.

B.	MASIMO and IVEMSA each agree to designate a Program Manager who will be responsible for all activities under this agreement. All communications under this agreement will be directed to these persons. For this purpose, MASIMO appoints Mr. Gary L. Waite as Program Manager to supervise and make any decision toward to the compliance of this agreement.

C.	Each Program Manager will be clearly indicated by name and will designate which address and phone number should be used to communicate all business maters.

D.	MASIMO will provide IVEMSA with a list of personnel authorized to make purchases or contracts on its behalf. The list should indicate each person’s name in addition to what type of purchases or contracts he or she is allowed to signed and the dollar limits for each contract.

XI.	TERM OF AGREEMENT AND OPTION TO EXTEND. This agreement shall be effective upon execution, for a period of thirty six (36) months.

Providing that MASIMO is current with all its contractual obligations under this agreement, IVEMSA agrees to grant successive options to extend this agreement on the same terms and conditions with the exception of adjustment of cost and fees for additional twelve months periods; provided that such option shall be exercised by MASIMO in writing at least (90) ninety days prior to the expiration of this agreement or any extensions thereof.

XII.	TERMINATION FOR CAUSE

A.	Either party shall give the other ninety days prior written notice of termination of this agreement based on clauses XII paragraphs D.1, and D.3 below, and thirty days prior written notice of termination for cause of this agreement based on clause XII paragraph D.2, D.4, D.5 and D.6 below.

B.	In the event of termination for cause on ninety days notice by MASIMO, this agreement shall terminate immediately upon the expiration of said ninety days provided that MASIMO is current in payment of all invoices to IVEMSA; the termination shall be effective immediately upon the 91st day or immediately thereafter upon payment of all invoices that are outstanding on the 90th day. In the event some invoices are in dispute on the 90th day, the termination shall be effective on the 91st day notwithstanding those outstanding invoices provided written notice by MASIMO to IVEMSA of the disputed invoices has been given prior thereto and all non -disputed invoices have been paid.

C.	In the event of termination by MASIMO for cause on thirty days notice, this agreement shall terminate as provided, however, such termination shall be subject to the condition that MASIMO is current in payment of all invoices to IVEMSA, and any and all additional monies due hereunder. In any such event, MASIMO shall have the right to give NEMSA notice of termination of this agreement as provided without any responsibility, liability or obligation on the part of MASIMO for the remaining term of this agreement, nor for the payment of rent, except for labor obligations that deal with severance provisions under Mexican law. The termination for cause on thirty days notice, shall be effective immediately upon the 31st day or immediately thereafter upon payment of all invoices that are outstanding on the 30th day. In the event some invoices are in dispute on the 30th day, the termination shall be effective on the 31st day notwithstanding those outstanding invoices provided written notice by MASIMO to IVEMSA of the disputed invoices has been given prior thereto and all non -disputed invoices have been paid.

D.	Causes for termination of this agreement are as follows:

•	ONE PARTY’S DEFAULT

1.	Either party fails to perform any material provision of this agreement and fails to cure such default in performance within a thirty day period of time following its receipt of notice from the other party specifying such a default exists.

2.	If either party becomes insolvent, or makes an assignment for the benefit of creditors, or is adjudicated bankrupt in any voluntary or involuntary bankruptcy proceeding, this agreement will be terminated thirty days from receipt of insolvency notice.

3.	Either party is delinquent in the fulfillment of its normal business obligations such as payment of taxes, labor or civil obligations to the extent that such obligations represent a real and present danger to the interest of the other party, and if such delinquency is not cured within thirty calendar days of notice given by the non—delinquent party.

•	MAYOR FORCE

4.	In the event of any act of the United States or Mexican authorities, whether administrative, executive or judicial, which may effect a significant or material change in the Maquiladora Program, or result in the appropriation, forcible purchase or surrender in any other manner, of the assets of the business of IVEMSA or MASIMO, or may otherwise result in the prevention of IVEMSA or its Mexican subsidiary from doing business in Mexico.

5.	Theft of MASIMO’s equipment, materials and/or inventories under the custody and/or control of IVEMSA provided such theft is substantial and/or continuous. Substantial and/or continuous theft, for purpose of this provision, shall be defined as thefts cumulatively totaling U.S. $20,000.00 (Twenty thousand dollars U.S. currency) in value during any consecutive twelve months period.

6.	Political an/or civil unrest or commotion, strikes, walkouts, riots, vandalism, malicious, mischief, if these prevent the efficient production of process in the plant or seriously affect employer/employee relations.

E.	In the event that any provision, term or condition of this agreement is in conflict with any law, rule, regulation, or guideline of the government of the United States or Mexico, or any state or political subdivision of either, or of any department or agency of either, or is in conflict with any judgment, whether by good faith consent or otherwise, of any court of the United States of Mexico, or if either party has received notification of any proposed official action by any such government, agency, department, or court with respect to any such conflict, then, in such event, either party hereto may propose to the other, appropriate modifications to this agreement in order to cure or avoid such conflict or the effect thereof, and if agreement regarding such modification can not be reached within forty -five days from the making of such proposal, the parties agree to submit this dispute to arbitration under the rules of the American Arbitration Association as provided below.

In the event described before, the remaining provisions shall be in all legal forces and shall not be at any time considered as null.

XIII.	TERMINATION WITHOUT CAUSE

A.	In the event that MASIMO wishes to terminate this agreement without cause at any time during the first year of this agreement, MASIMO shall be subject, independently of the obligation of payment for any outstanding amounts hereunder, […***…]. If termination without cause arises at any time during the second year of this agreement, MASIMO shall be subject to pay […***…]. This penalty shall be sufficient to compensate IVEMSA for damages caused due to early termination or termination without cause, in addition to (I) any amounts due and payable for services rendered hereunder, (II) additional pass through expenses as agreed and (III) seniority payments made by IVEMSA as a consequence of such earlier termination as provided or in clause IX, paragraph B). Such amounts shall be considered to indemnify IVEMSA for any investment made regarding hiring or administrative personnel, software, equipment, consulting assistance and all other items related specifically to this area.

* Confidential Treatment Requested

However, in the event of termination of this agreement by MASIMO during the first year hereof, MASIMO will be released of any such penalty fee, provided that MASIMO is able to transfer this Agreement to any third party at IVEMSA’s satisfaction, and such third party contracts IVEMSA’s services for the remaining two years, under the terms and provisions of Section XII - A and B below.

For the purposes of termination as stated. on the first paragraph of this letter A, the right of termination during the second year may be exercised exclusively after six months have elapsed as of the conclusion of the first year of business. If IVEMSA decides to terminate this agreement without any cause, IVEMSA shall give a one hundred twenty - days prior notice to MASIMO, period in which MASIMO would be able to seek another Shelter supplier and make any arrangement in order to continue as Lessee of the facility.

If IVEMSA decides to terminate this agreement without any cause, IVEMSA shall be subject to payment of […***…], sufficient to compensate MASIMO for damages caused due to early termination or termination without cause by IVEMSA. In such event, MASIMO will assume any and all operations conducted by IVEMSA as well as any and all liabilities derived from such operations, including employees hiring and conditions.

XIV.	ASSIGNMENT

A.	This contract shall not be assigned or in any other fashion conveyed, in whole or in part by IVEMSA, to any third party, without first obtaining MASIMO’s written consent in each and every such instance.

B.	MASIMO shall have the right to assign this agreement and to assign its rights and delegate its duties under this agreement either in whole or in part (an “assignment”) at any time with the prior written consent by IVEMSA no consent is required if the assignment is for the benefit of a MASIMO subsidiary, successor, affiliated or related legal entity, including any portion or substantially all of the assets of MASIMO.

If MASIMO wants to assign this agreement to a different legal entity from such mentioned above, MASIMO must submit this situation to the approval of IVEMSA, and provide IVEMSA with all documentation an information related to such legal entity, in order to be able to make a decision in a reasonable time. IVEMSA shall not withhold the authorization unreasonably.

* Confidential Treatment Requested

XV.	NEW COMPANY

LOS DOS PARRAFOS ANTERIORES SON CONTRADICTORIOS CON EL PARRAFO SIGUIENTE.

A.	MASIMO may after the eighteenth month, initiate any proceeding toward the establishment of its owned subsidiary in Mexico. As established in the preceding paragraph, the “incubator” phase shall continue until the termination of the three - year term, herein agreed, at which time IVEMSA and MASIMO shall agree on terms and conditions under which the incubator phase shall operate.

B.	Once MASIMO has incorporated the Mexican Company and the Mexican Company has obtained a Maquiladora Program issued by the Mexican Ministry of Commerce and Industrial Development (SECOFI) or the corresponding authority at such time, pursuant to Mexican Law, IVEMSA agrees to assist and collaborate with MASIMO and its Mexican Company, in order to have MASIMO Mexican Company take over IVEMSA’s manufacturing of the products herein contemplated, subject to the terms and conditions of paragraph A above.

C.	MASIMO at any time may instruct IVEMSA to incorporate its own MASIMO Mexican Company, notwithstanding the fact that MASIMO will continue to be under the “incubator-shelter” system as specified in item A above.

XVI.	MAQUILADORA TRANSFER

A.	Upon organization and under the terms of paragraph A) of Clause XV above, MASIMO shall cause its Mexican Company to carry out with IVEMSA, and IVEMSA shall carry out with the Mexican Company, the transfer of all machinery, equipment, inventory, work in process, materials, components and any other asset property of MASIMO or consigned by MASIMO to IVEMSA, from the Mexican Customs manifests (pedimentos) under IVEMSA, to manifests under MASIMO Mexican Company (hereinafter the “Maquiladora Transfer”). Said Maquiladora transfer shall be carried out in an orderly fashion, pursuant to the provision for such effect set forth under Mexican Customs Law and the Decree.

B.	MASIMO will notify IVEMSA of the time in which the Maquiladora transfer is to take place between IVEMSA and MASIMO Mexican Company pursuant to the legal provisions contained in the decree, the Mexican Customs law and its regulations, and paragraph A) of Clause XV above.

C.	IVEMSA shall be responsible to pay all of the tariffs, duties, customs broker fees or any other expenses that it may incur in order to carry out the maquiladora transfer from IVEMSA to MASIMO Mexican Company on an export basis. Theses expenses shall be treated as pass through expense and will be invoiced to MASIMO in accordance with section VIII of this Agreement.

XVII.	TRANSFER OF OPERATION TO MASIMO MEXICAN COMPANY.

A.	Starting the third year of operations under this Agreement or the terms stipulated in paragraph paragraph A) of Clause XV above, MASIMO and its Mexican Company shall have the right to take over the Manufacturing operations conducted by IVEMSA on behalf of MASIMO and its Mexican Company.

B.	MASIMO and its Mexican Company shall notify IVEMSA in writing, at least 90 days, prior to the date on which MASIMO Mexican Company shall take the manufacturing conducted by IVEMSA as per paragraph A) immediately preceding.

C.	As soon as MASIMO and/or its Mexican Company takes over the manufacturing conducted by IVEMSA, IVEMSA shall assign in favor of MASIMO Mexican Company all of IVEMSA’s rights and obligations as lessee under the lease agreement, as well as all of the utilities connected to the facility consequently MASIMO and/or its Mexican Company will be solely responsible to lessor.

D.	IVEMSA commits itself to obtain the consent of the lessor under the facility’s lease agreement, to assign the lease in favor of MASIMO Mexican Company.

E.	Prior to the transfer of IVEMSA’s operation to MASIMO Mexican Company, IVEMSA shall deliver to MASIMO Mexican Company all of the control records referred to in this agreement.

F.	The whole incubator process will not produce at any moment, any kind of penalty to MASIMO, except as specified in item XIII.A above.

XVIII.	SUBSTITUTION OF EMPLOYER.

A.	Prior to the transfer of the operation from IVEMSA to MASIMO Mexican Company under the terms of this agreement, as set forth in section XIV, MASIMO shall cause the Mexican Company to carry out a substitution of employer procedure, and at the request of MASIMO Mexican Company and/or MASIMO, IVEMSA agrees to carry out such substitution of employer procedure involving all of the personnel working for IVEMSA under this agreement.

The substitution of employer shall be carried out through agreement signed between IVEMSA and MASIMO Mexican Company where MASIMO Mexican Company will assume all rights and obligations which IVEMSA has over IVEMSA’s employees hired for MASIMO under the provisions set forth in this agreement. Said substitution of employer agreement shall be presented before the local labor board for approval. There shall not be any severance payment obligations for MASIMO and/or its Mexican Company related or as a result of the employer substitution agreement provided that, in accordance with Mexican Labor Law, MASIMO and/or its Mexican Company do not modify the labor conditions under which the employees were hired by IVEMSA. In the event any conflicts arises with such employees due to employer substitution, modifications in the labor conditions by MASIMO and/or its Mexican Company, MASIMO and/or its Mexican Company will be solely responsible for any and all severance payments, and IVEMSA will exert its best efforts in assisting MASIMO and/or its Mexican Company in any such negotiations. IVEMSA consequently shall not be liable for any suits or claims brought about by any IVEMSA employees hereunder, as a result or as a consequence of the employee substitution agreement, nor expenses arising for it (such as attorney’s fee, indemnification, etc.), and MASIMO and/or its Mexican Company shall solely assume such risks and shall keep IVEMSA free and clear of any such claims and/or liabilities.

XIX.	WARRANTS. IVEMSA warrants and agrees to support MASIMO to the best of its ability and experience utilizing its best efforts through the term, including utilization of qualified sources and contracts representing all services necessary to perform the functions required to operate this agreement successfully and to ensure that MASIMO’s desires in this project will be met in all phases.

XX.	CONFIDENTIALITY. IVEMSA will use its best efforts to maintain MASIMO’s identity in confidence. IVEMSA will hold in confidence all information, documents and other materials designated by MASIMO as being proprietary. IVEMSA will also protect MASIMO’s trade secrets including all matters specified in this agreement and all procedures involved with MASIMO’s products, and any and all other information that MASIMO may acquire as a consequence of this agreement. For the compliance of this obligation, the parties agree to enter the Confidentiality Agreement herein attached as Exhibit “ ,” as may be approved by IVEMSA, and which provided for protection of both parties rights to confidentiality and secrecy

MASIMO will use its best effort to maintain IVEMSA’s identity in confidence. MASIMO will hold in confidence all information, documents and other materials designated by IVEMSA as being proprietary. MASIMO will also protect IVEMSA’ s trade secrets including all matters specified in this agreement and all procedures involved with IVEMSA’s know-how, techniques and any and all other information that MASIMO may acquire as a consequence of this agreement.

XXI.	CONFLICT OF INTEREST. IVEMSA, including its successors and/or principles, agrees that, during the term of this contract and any extensions thereof, it will not enter into any agreements, contracts, oral or written, or associations with any company, corporation or individuals that are associated in any way competitive with MASIMO products, manufacturing, distribution or sales, as disclosed to IVEMSA.

XXII.	IVEMSA ADDITIONAL RESPONSIBILITIES.

A.	IVEMSA will perform all interface relations with local, State and Federal governments and will obtain all necessary approvals, licenses and permits required to import equipment and materials into Mexico and operate under Mexico’s Maquiladora Programs, including but not limited to compliance with all Mexican Environmental Laws, rules, regulations and treaties and all applicable U.S. Environmental Laws, rules, regulations and treaties.

B.	It is understood that IVEMSA will coordinate with MASIMO to ensure the importation of product and equipment to Mexico and subsequent export back to the U.S. of finished product, waste and any equipment in conformance with existing U.S. and Mexican government procedures and laws.

XXIII.	ASSISTANCE BY MASIMO. It is expressly understood that MASIMO shall have the sole responsibility of carrying out the maquila operation to be performed hereunder, and that the obligation of IVEMSA is limited solely to the administrative management and initial start up operations of MASIMO. Consequently, MASIMO shall undertake at its sole direction, through its authorized qualified personnel, the direction, training, quality control and supervision of personnel at IVEMSA’s plant to manufacture MASIMO’s products. MASIMO agrees to pay directly for all costs for such assistance, in addition to all those hereinafter agreed upon.

XXIV.	MANUFACTURING STANDARDS. IVEMSA shall not be obligated to, nor be liable for the quality and design contained in the manufacturing information. Therefore, it should be the express responsibility of MASIMO to establish guidelines and policies to provide for quality control. MASIMO shall have the right to free access to the plant and offices of IVEMSA precisely at the site where the operation for MASIMO is conducted, at all times during working hours, for the purpose of reviewing the manufacturing and production facilities and the manufacturing methods being employed by IVEMSA in the manufacturing of the products.

STORAGE FACILITIES AND DELIVERY OF COMPLETED PRODUCTS.- IVEMSA, without being obligated to, shall reasonably assist MASIMO in securing and maintaining adequate facilities for all raw material received from MASIMO as well as work in progress and completed products in such manner as to prevent loss or damage of any kind of raw materials, work in progress and completed products. IVEMSA shall also further assist MASIMO in maintaining adequate records of the same, including inventory, work in progress, completed products and any other records and reports reasonably required by MASIMO. Delivery of completed products shall be made by IVEMSA to MASIMO or its designee at such time and place with such carriers as may be designated by MASIMO and in accordance with shipping instructions received from the latter. IVEMSA agrees to adhere to all shipping and handling procedures requested by MASIMO for which the latter shall prepare forms and operating procedures to be furnished by MASIMO.

XXV.	INSURANCE. Insurance for all raw materials of MASIMO in the possession of IVEMSA shall be obtained with an insurer approved by MASIMO, and for the account and benefits of MASIMO. Said insurance shall be in an amount sufficient to cover risks indicated by MASIMO and subject to terms and conditions satisfactory to MASIMO. Costs for such insurance shall be paid by MASIMO. If obtained from a Mexican Company, insurance coverage shall provide for dollar replacement value, or as otherwise determined by MASIMO.

For such purpose, and if IVEMSA is to obtain such insurance on behalf of MASIMO, then MASIMO will provide to IVEMSA a written statement certifying under oath, the value of the raw materials and all property of MASIMO in possession of IVEMSA, so as to allow IVEMSA to obtain the insurance in an amount sufficient to cover such properties. From time to time MASIMO shall update any such information to duly support such insurance. Consequently, IVEMSA is hereby released of any responsibility regarding losses or damages to the raw materials as indicated herein. Further MASIMO shall pay for any insurance that may be required under the lease agreement and/or shall compensate IVEMSA for any such insurance that it may have procured or paid on behalf of MASIMO, which shall be billed as pass through to MASIMO. Notwithstanding the above mentioned, IVEMSA shall put its best efforts to secure the guarding of those materials and equipment owned by MASIMO, as if they were of its own property as may be reasonably possible. Furthermore, MASIMO, under the terms of the Bailment Agreement executed or to be executed with IVEMSA assumes responsibility for providing each and every piece of machinery, equipment, tool, utensils, and items necessary to implement the production process. In this regard, MASIMO shall be bound to obtain any and all insurance necessary to protect such items from loss or damages, thereby releasing IVEMSA from any and all responsibilities in connection therewith.

XXVI.	INDEMNITY

A.	Neither party shall be liable to the other for any delay resulting from the circumstance that it is temporarily unable to perform its obligation under this agreement because of fire, flood, strikes, labor troubles or other industrial disturbances, freight embargoes, governmental restrictions or regulations, war (declared or undeclared), riots, insurrections, or other causes beyond its control.

B.

In view of the fact that IVEMSA will use machinery, equipment and materials imported temporarily into Mexico, under permits to be granted in each case by the Mexican authorities, and since all of such operations shall be subject to the laws, regulations and rulings concerning the Maquiladora industries, the parties hereto expressly agree that neither party shall be liable to the other in the event of a failure to receive the necessary permits for importation of such machinery, equipment and materials, or by virtue of any orders given by the Mexican authorities which are not consequence of the fault of either of the parties hereto, which results in the delay, interruption, prevention or impossibility of performance part or all of the manufacturing operations of this agreement. MASIMO shall be. responsible for any and all liabilities as a result of claims or suits due to, because of, or arising out of, any and all personal injuries, and/or property damage arising out of the operation and/or the manufacture, handling, storage and delivery of the raw materials and/ or the products referred to in this Agreement, considering that IVEMSA will only be rendering administrative services as specified hereunder. IVEMSA shall indemnify and hold MASIMO harmless against and in respect of any and all claims, demands, losses, liabilities, costs, expenses, obligations and damages, including reasonable attorneys’ fees, suffered or incurred by MASIMO which arise, result from or relate to any breach of or failure by IVEMSA and/or its employees, agents or representatives, to perform any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or agreement attached to this Agreement or referenced or related thereto, or which arise, result from or relate to any liability or obligation of MASIMO resulting from the negligent actions of IVEMSA, as may be duly proven by MASIMO.

XXVII.	MISCELLANEOUS.

A.	IVEMSA agrees that MASIMO may inspect all personnel records under MASIMO project during reasonable working hours. Furthermore, to the extent that IVEMSA maintains any legal, or other records in any way related to MASIMO or its business, such records shall be made available to MASIMO for review and inspection on a reasonable basis.

B.	IVEMSA shall obtain and retain during the terms of this agreement and all contract and all required licenses and permits, and shall provide MASIMO copies of all licenses and permits, including but not limited to all customs permits. In addition, IVEMSA shall provide copies of such records to MASIMO’s Mexican legal counsel as requested by MASIMO from time to time.

C.	IVEMSA covenants and warrants that the performance of its obligations under this agreement will comply with all applicable laws, rules regulations and order of the United States and Mexico and of any state or political subdivision thereof, as well as all treaties an agreements between the United States and Mexico. IVEMSA agrees to indemnify and hold MASIMO free and harmless against any loss, cost, expense, damage, attorney’s fee’s and cost or any other liability incurred by reason of failure to do so.

D.	In carrying out its responsibilities under this agreement, IVEMSA on behalf of itself, agrees not to pay or agree to pay, directly or indirectly, any funds or anything of value to any public official in Mexico for the purpose of influencing such official’s acts or decisions. If IVEMSA directly offers, pays, promises gives or authorizes payment of any money or of anything of value to any government or public official for the purpose of influencing any official act or decision of such official in the course of carrying out this agreement, this agreement will be void ab initio and IVEMSA will surrender any claim for payment under this agreement and will refund any payments received under this agreement.

E.	IVEMSA shall immediately give written notice to MASIMO of any governmental regulatory action, labor suit or claim filed with the labor board or any suit or claim filed in California, United States, or Baja California, Republic of Mexico.

F.	Nothing in this agreement whether expressed or implied is intended to confer any right or remedies under or by reason of this agreement on any person other than IVEMSA and MASIMO, the parties hereto.

G.	Any dispute arising due to the interpretation or application of any covenant herein contained, the parties agree to submit it to arbitration, under the rules of the American Arbitration Association (AAA), according to the following statements:

a.	This agreement is made and entered into in the State of California and shall be governed by and construed and enforced in accordance with the laws of the State of California. Therefore this legal frame should be use whenever a disputed is submit under arbitration.

b.	Each party will chose an arbitrator from the list of arbitrators of the AAA, whose fees shall be paid by each party.

c.	In the event those two arbitrators may not get a common final resolution, a third arbitrator shall be appointed, whose fees will be paid by the parties in the same proportion to each one.

d.	If an appeal process is allowed by the AAA, the losing party may be able to exercise this option. In the event that the AAA does not stipulate anything about appeal’ expenses, they will be at first paid by the appellant and shall be reimbursed by the other party in case the appellant wins in this first appeal.

e.	Any other expense, such as copies, expert or/and appraiser’ fees, etc, shall be covered by the party that asks for the appeal.

f.	If there is a general fee established by the AAA, this will be paid by both parties in the same proportion.

g.	The arbitration hearing will be held in Orange County in the State of California, U.S.A. and the language to be used shall be English.

H.	The language in all parts of this agreements shall in all cases be construed according to its fair meaning and not strictly for or against any of the parties hereto.

I.	This agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

J.	This agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby.

K.	Except as otherwise provided in this agreement, IVEMSA and MASIMO shall not be responsible for any loss or breach due to delay in delivery or performance hereunder caused by third parties, governmental regulations, controls or directions, outbreak of a state of emergency, acts of God, war, hostilities, civil commotion, riots, epidermis, perils of the sea or other natural casualties, fires, strikes, walkouts or other similar cause or causes beyond the control of the parties.

L.	When necessary herein all terms used in the singular shall apply to the plural and all terms used in the masculine or feminine gender shall apply to the neuter.

M.	All notices and demands of any kind which either party hereto may be required or desire to serve upon the other party under the terms of this agreement shall in writing and shall be served upon the other party by personal service upon such other party or by leaving a copy of such notice or demand at the address hereinafter set forth, whereupon service shall be deemed complete, or by mailing a copy thereof by certified United States mail, postage prepaid with return receipt requested, addressed as follows:

1. To IVEMSA -	Attention to Mr. Sergio Tagliapietra 233 Paulin Avenue, PMB 5765, Calexico, CA. 92231-2646.

2. To MASIMO -	Attention to Mr. Gary L. Waite 2852 Kelvin Avenue Irvine, CA. 92614 Phone: (949) 250-9688 Fax: (949) 250-9686

With copy to:	Arter & Hadden LLP Attention to: Mr. Chriss Kilpatrick Jamboree Center Five Park Plaza, Suite 1000 Irvine, California 92614 – 8528 Phone: (949) 252-7500 Fax (949) 833-9604

With copy to:	Bufete Enriquez de Rivera, S.C. Attention to: Yissel Vidal Lerdo 1595, Col. Nueva Mexicali, B.C., 21100 Phone: (6) 552-5060 Fax: (6) 554-8180

In case of service by United States mail, it shall be deemed complete on the day actual delivery is made, as shown by the addressee’s registry or certification received or by the expiration of the third day after the date of mailing, whichever occurs first. The address to which notices or demand should be delivered or sent may be changed from time to time by notice served, as hereinabove provided, by either party upon the other party.

N.	Each individual executing this agreement on behalf of the partnership or corporation represents and warrants that he is duly authorized to execute and deliver this agreement on behalf of such partnership or corporation, by a its partners or board of directors, and binding upon such partnership or corporation its terms.

O.	Subject to the restrictions against contained, this agreement shall insure be binding upon permitted assigns and of each of the parties hereto.

P.	Time is of the essence for the performance satisfaction of all conditions of this agreement.

Q.	The waiver by one party of the performance condition or promise shall not invalidate it be considered as a waiver by such party condition or promise. The delay in pursuing insisting upon full performance for any covenant, condition or promise shall later pursuing any remedies or insisting the same or any similar breach or failure.

R.	IVEMSA agrees that it shall treat as confidential relating to any processes utilized by and shall not reveal such information authorized in writing by MASIMO to do

S.	All exhibits to which reference is made deemed to be incorporated here in by each forth.

In the city of Calexico, California, this 27th day of December, 2000.

INDUSTRIAL VALLERA D MEXICALI, S.A. DE. C.V.,

/s/ Sergio Tagliapietra
Mr. Sergio Tagliapietra
President

MASIMO CORPORATION

/s/ Joe Kiani	/s/ Gary L. Waite
Joe Kiani	Mr. Gary L. Waite
President, CEO	Vice – President

Exhibit “A”

Layout and building improvement lists to be added when suitable site is selected.

/s/ Gary Waite
Masimo
VP Manufacturing

27 Dec 2000

A-1

Exhibit “B”

Batment Agreement, or list or Masimo assets transferred to IVEMSA under the Shelter Labor Agreement.

List to be established and maintained upon initial production transfer. This is a Masimo responsibility.

/s/ G. L. Waite
Masimo VP Manufacturing

27 Dec 00

B-1

Exhibit “C”

These are the main articles from the Mexican Federal Labor Law, that will help you in the understanding of some concepts established in the shelter agreement. We are editing our English version of the whole labor law.

Salary

Article 84. The salary, includes cash payments for daily wage, bonuses, receipts, housing, premiums, commissions, benefits in kind and any other amount or benefit given to the worker for his work.

Article 87. Workers shall be entitled to a Christmas bonus equal to at least fifteen days for salary, which shall be paid before December 20.

Those who have not completed one year of service, even when they are or not working at the date which it is paid, shall be entitled to be paid in proportion to the time worked.

Article 88. The period for payment of salaries shall never exceed one week for individual who perform manual labor, and fifteen days for other workers.

Article 89. To determine the amount of the indemnification that should be paid to the workers, the salary for the day on which the right to the indemnification arises shall be used as the basis, including therein the daily, wage and, the proportion of benefits mentioned in Article 84.

To determine the daily salary when the salary is established by the week or by the month, it shall be divided by seven or by thirty, as the case may be.

Termination of labor relationship

Article 48. The worker may, at his election, request from the Conciliation and Arbitration Board to be reinstated in his job or to receive and indemnification equal to three months’ salary.

If the employer fails to show the cause of rescission in the proceedings, the worker shall be entitled, in addition to whatever the action exercised might have been, to be paid the salaries accrued from the date of dismissal to the effective date of the award.

Article 49. The employer shall be exempt from the obligation to reinstate the worker, if he pays the indemnification determined in Article 50, in the following cases:

I.	When the worker have been employed for less than a year;

II.	If he shows before the Conciliation and Arbitration Board that the worker, because of the work he performs or the characteristics of his job, is in direct and permanent contact with him and the Board considers, taking into account the circumstances of the case, that a normal relationship is not possible;

III.	In the case of confidential employees;

IV.	In the case of domestic service; and

V.	In the case of occasional workers.

Article 50. The indemnification referred to in the preceding article shall consist of:

I.	An amount equal to the amount of salaries for one-half of the period of services rendered, if the employment contract were for a definite period of less than one year; if it exceeded one year, an amount equal to the amount of salaries for six months for the first year, plus an amount equal to twenty days of salary for each of the .succeeding years during which services were rendered;

II.	The salary of twenty days for each year of services rendered, if the employment contract were for an indefinite period; and

III.	In addition to the indemnification referred to in, the preceding paragraphs, n amount equal to three months’ salary, plus the salaries. accrued from the date of dismissal until the indemnification are paid.

Article 51. The following are causes for rescission of the employment contract, without responsibility of the worker:

I.	If the employer or the employers’ association deceives him with respect to the conditions of the job at the time the job is offered to him. This cause for rescission shall cease to be effective after the worker has been working for thirty days.

II.	If the employer, his family, his officers or administrative personnel, during working hours, commit dishonest or violent acts, make threats, offend or mistreat the worker, his spouse, parents, children of brothers and sisters;

III.	If the employer, his family or employees, outside or working hours; commit any of the offenses listed in the preceding paragraph, and the offense is of such serious nature that it makes the work relationship impossible;

IV.	If the employer reduces the worker’s salary;

V.	If the worker fails to receive his salary on the usual or agreed date or place;

VI.	If the employer maliciously causes damage to his working tools or utensils;

VII.	If there is serious danger for the security of health of the worker. or his family, due either to the lack of hygienic conditions in the establishment or to failure to comply with the preventive and safety measures established by the laws;

VIII.	If the employer, through negligence or inexcusable carelessness, endangers .the safety of the establishment or of the persons in it; and

IX.	Causes similar to those set forth in the preceding paragraphs, of equal seriousness and of similar consequences insofar as the work is concerned.

Article 52. The worker may terminate his employment within thirty days following the date on which any of the causes listed in the preceding article arises, and shall be entitled to be indemnified by the employer in the terms of Article 50.

Article 53. The following are causes of termination of employment contracts:

I.	Mutual consent of the parties;

II.	Death of the worker;

III.	The termination of the work or the expiration of the period or the expenditure of capital, according to Articles 36, 37 and 38;

IV.	The physical or mental disability or the manifest inability of the worker which makes the performance of the work impossible; and

V.	The cases to which Article 434 refers.

Article 54. In the case of paragraph IV of the preceding article, if the disability results from a nonoccupational hazard, the worker shall be entitled to be paid one month’s salary plus twelve days for each year of service, according to the provisions of Article 162, or, if possible, if he so desires, to be given another job compatible with his ability, regardless of any benefits to which he may be entitled according to the laws.

Article 55. If, in the proceeding, the employer fails to prove the cause of termination, the worker shall have the rights indicated in Article 48.

Seniority

Article 162. Permanent workers are entitled to a seniority premium, according to the following rules:

I.	The seniority premium shall be an amount equal to twelve days of salary for each year of services.

II.	In determining the amount of the salary, the provisions of Articles 485 and 486 shall. apply.

III.	The seniority premium shall be. paid to workers, ‘who voluntarily resign, provided that they have completed, at least, fifteen years of service. It shall also be paid to those who cease to work for. a justifiable reason and those who are terminated, regardless or whether the, termination is justified or not;

IV.	In cases of voluntary retirement of the workers, the following rules for the payment of the premium shall be observed:

a.	If the number of workers to be retired within one year does not exceed ten percent of the total number. of workers of the enterprise or establishment, or the number of workers. in a specific category, the payment shall. be made at the time of retirement.

b.	If the number of workers to be retired exceeds ten percent, those retiring first shall be paid, and payment to workers exceeding such percentage may be deferred to the following year.

c.	If a number of workers in excess of such percentage retires at the same time, the premium shall be paid to those with the greatest seniority, and payment to the remaining workers may be deferred to the following year;

V.	In case of death of the worker, whatever his seniority may be, the premium payable shall be paid to the persons mentioned in Article 501; and

VI.	The seniority premium to which this article refers shall be paid to the workers of their beneficiaries, in addition to any other benefit to which they may be entitled.

Vacations

Article 76. Workers with more than one year of service shall enjoy an annual period of paid vacations that shall, in no event, are less than six working days. It shall be increased by two working days, up to twelve, for each subsequent year of service. Following the fourth year, the vacations period shall be increased by two working days each subsequent five-year period.

Article 77. Workers who do not perform continuous services, and seasonal workers, shall be entitled to an annual vacation period in proportion to the number of days worked during the year.

Article 78. The workers shall enjoy at least six consecutive days of vacation.

Article 79. Monetary compensation may not be given in lieu of vacations. If the work relationship ends before the first year of service is completed, the worker shall be entitled to remuneration in proportion to the length of service.

Article 80. The workers shall be entitled to a premium of not less than twenty-five percent over their salaries for the vacation period.

Article 81. Vacation time shall be granted to the workers within six months following completion of the first year of service. Employers shall give to each employee, annually, a statement showing the employee’s seniority and, according to such seniority, the vacation time to which he is entitled and the date when his vacation should be taken.

Article 117. Workers shall participate in the profits of the enterprises, according to the percentage determined by the National Commission for the Participation of the Workers in the Profits of the Enterprises.

Article 118. In determining the percentage to which the preceding article refers, the National Commission shall carry out the investigations and the appropriate and necessary studies to -learn the. general conditions of the national economy, and, shall take into consideration the need to encourage the industrial development of the country, the right of capital to obtain reasonable return and the necessary reinvestment of capital.

Article 122. The distribution of profits among the workers shall be made within sixty days following the date on which the annual tax must be paid, even though the objection of the workers is pending.

When the Ministry of. Finance and Public Credit increase the amount of taxable income, without and objection from the workers or without been resolved it, an additional distribution will be made within the 30 days following the date in which the resolution is notified.

Just in case of the resolution is impugning by the employer, it will be suspended the payment of the additional distribution until the final resolution, guaranteeing the interest of the workers.

The amount of the profits not claimed in the year in which they are payable, shall be added to the distributable profits of the following year.

Article 123. The distributable profits shall be divided into two equal portions: the first shall be distributed equally among all the workers, taking into consideration the number of days worked by each one during the year, regardless of the amount of the salary. The second shall be distributed inn proportion to. the amount of the salaries earned for work performed during the year.

Article 124. For purposes of this chapter, salary is the amount received in cash by each worker as daily wage. Bonuses, receipts, and other benefits to which Article 84 refers, as well as the amounts received by the worker for overtime work, are not considered part of the salary.

In cases of salary per unit of work. and,. in general, when the remuneration is variable, average receipts obtained during the year shall be taken -as the daily wage.

Christmas Bonus

Article 87. Workers shall be entitled to a Christmas bonus equal to at least fifteen days for salary, which shall be paid before December 20.

Those who have not completed one year of service, even when they are or not working at the date which it is paid, shall be entitled to be paid in proportion to the time worked.

Minimum Salary

Article 90. Minimum salary is the lowest amount in cash that- a worker should receive for services rendered in a work period.

The minimum salary shall be sufficient to satisfy the ordinary material, social and cultural needs of a head of household, and to provide for the compulsory education of the children.

It is considered as social utility, the establishing of institutions and measures to protect the acquisitive salary’s capacity and to facilitate the access to the workers to obtain their satisfactories.

Article 91. The minimum salaries may be general, for one or more geographic areas, which may comprise one, or more Federated Entities, for a particular branch of the economic activity, or for specific professions, trades or woks, within one or several geographic areas.

Article 94. The minimum salaries shall be established by a National Commission integrated by workers’, employers’, and government’s representatives, which could be helped by the Special Commissions. that it consider indispensable for its work, with Consultative character.

INFONAVIT

Article 136. Agricultural, industrial, mining or any other kind of enterprises are required to provide comfortable and hygienic housing to their workers. To comply with this requirement the enterprises should contribute to the National Fund for Housing, 5% of the workers’ salaries.

Article 137. The National Fund for Workers Housing, will have as purpose to create financing systems that allow the workers to obtain cheap housing loan, to acquire, build, repair, or improve their houses and to pay the credits granted to them for theses concepts.

Article 138. The resources of the National Fund for Workers Housing will be administrated by an organism integrated in a tripartite way with representatives of the Federal government, workers and employers.

Article 139. The Law created by such organism, sill rule the processes and manners according with which the workers will be able to acquire the property of houses and obtain the credits referred in Article 137.

EMPLOYER’S SUBSTITUTION

Article 41. The substitution of employer shall not affect the work relationships of the Enterprise or establishment. The substituted employer shall. be jointly and severally liable with the new employer for the obligations derived from the work relationship and from this Law which arose prior to the date of the substitution, for a period of up to six months. After this period has expired, liability rests exclusively with the new employer.

The six-month period referred to in the preceding paragraph shall be counted from the date that notice of the substitution is given to the union or to the workers.